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                                                                      EXHIBIT 11

                           OUTBOARD MARINE CORPORATION

                        COMPUTATION OF PER SHARE EARNINGS

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
                                                          POST-MERGER COMPANY                PRE-MERGER COMPANY
                                               ----------------------------------------    -----------------------
                                                  THREE MONTHS ENDED                 TWELVE MONTHS ENDED
                                                     DECEMBER 31,                        SEPTEMBER 30,
                                               -------------------------    --------------------------------------
                                                  1998           1997          1998           1997         1996
                                               -----------    ----------    -----------    ----------   ----------
(In millions except amounts per share)
Basic Earnings (Loss) Per Share:
  Net Earnings (Loss)........................    $ (47.1)       $(17.1)       $(150.5)       $(79.1)      $  (7.3)
                                                 -------        ------        -------        ------       -------
  Weighted Average Number of Shares..........       20.4          20.4           20.4          20.2          20.1
                                                 -------        ------        -------        ------       -------
  Basic Earnings (Loss) Per Share............    $ (2.31)       $(0.84)       $ (7.38)       $(3.91)      $ (0.36)
                                                 -------        ------        -------        ------       -------
Diluted Earnings Per Share:
  Net Earnings (Loss)........................    $ (47.1)       $(17.1)       $(150.5)       $(79.1)      $  (7.3)
  Add: After-Tax Interest and Related Expense
     Amortization on 7% Convertible
     Subordinated Debentures.................         --            --             --           3.3           3.3
                                                 -------        ------        -------        ------        ------
  Net Earnings (Loss) Adjusted...............    $ (47.1)       $(17.1)       $(150.5)       $(75.8)       $ (4.0)
                                                 -------        ------        -------        ------        ------
Weighted Average Number of Shares............       20.4          20.4           20.4          20.1          20.1
Common Stock Equivalents (Stock Options).....         --            --             --           0.1           0.1
Weighted Average Common Shares Assuming
  Conversion of 7% Convertible Subordinated
  Debentures.................................         --            --             --           3.4           3.4
                                                 -------        ------        -------        ------        ------
Average Shares Outstanding...................       20.4          20.4           20.4          23.6          23.6
                                                 -------        ------        -------        ------        ------
Diluted Earnings (Loss) Per Share............    $ (2.31)       $(0.84)       $ (7.38)       $  *          $  *
                                                 =======        ======        =======        ======        ======

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* The computation of diluted earnings per share of common stock is antidilutive; therefore, the amount reported for basic and diluted earnings per share is the same.
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